UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2015

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit or Disposal Activities.

On March 28, 2015, Best Buy Canada, Ltd. ("Best Buy Canada"), a wholly owned subsidiary of Best Buy Co., Inc. ("Best Buy" or the "registrant") announced it is consolidating Future Shop and Best Buy stores and websites under the Best Buy brand. As a result, 66 Future Shop locations will permanently close. In addition, 65 Future Shop stores will be temporarily closed for one week as they begin the transition to the Best Buy brand.

The costs of implementing these changes primarily consist of lease exit costs, employee severance and transition costs, and asset impairments. The registrant expects to incur total pre-tax restructuring charges and non-restructuring impairments in the range of C$250 million to C$350 million (approximately US$200 million to US$280 million), or GAAP diluted earnings per share of US$0.41 to US$0.58. The registrant expects that the majority of these charges will be recorded in the first quarter of fiscal 2016. The total charges include between C$175 million and C$225 million (approximately US$140 million to US$180 million) of cash charges – primarily related to future rent obligations and severance – that will be paid over the next 5 years.

The registrant also expects its GAAP and non-GAAP diluted earnings per share to be negatively impacted in fiscal 2016 in the range of US$0.10 to US$0.20 due primarily to a temporary increase in operational expenses associated with consolidation activities and store disruptions resulting from our investments to support the Best Buy multi-channel customer experience. Due to the transitional nature of the majority of these costs, the registrant does not expect this negative earnings per share impact to continue into future years.

The amount of the restructuring charges noted above are estimates, and the actual charges could vary materially based on a number of factors, including but not limited to the following: foreign currency exchange rate fluctuations, the level of employee terminations; factors relating to real estate, such as sale proceeds and the timing and amount of sublease income and other related expenses; and changes in management’s assumptions.

Item 7.01	Regulation FD Disclosure.

On March 28, 2015, Best Buy issued a news release announcing the events described in Item 2.05 above, as well as plans for Best Buy Canada to invest up to C$200 million (approximately US$160 million) to build a leading multi-channel customer experience.

The news release issued on March 28, 2015, is furnished as Exhibit 99 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that Section unless the registrant specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Best Buy’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q, and 8-K, and other publicly available information should be consulted for other important information about the registrant.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an Exhibit to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
99
News release issued March 28, 2015. Any internet address provided in this release is for information purposes only and is not intended to be a hyperlink. Accordingly, no information at any internet address is included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: March 30, 2015	By:	/s/ KEITH J. NELSEN
Keith J. Nelsen
Executive Vice President, General Counsel and Secretary